Exhibit 99.1

Investor Relations:	Deborah Abraham
Vice President, Investor Relations
(212) 287-8289

FOR IMMEDIATE RELEASE

WARNACO REPORTS FIRST QUARTER FISCAL 2011 RESULTS
Company Raises Fiscal 2011 Guidance
______________________________________________________________________

NEW YORK – May 5, 2011 -- The Warnaco Group, Inc. (NYSE: WRC) today reported results for the first quarter ended April 2, 2011.

Highlights for the first quarter:

•	Net revenues increased 13%, to $662.2 million, compared to the prior year quarter
•	Income per diluted share from continuing operations was $0.98 compared to $1.03 in the prior year quarter
•
Income per diluted share from continuing operations on an adjusted, non-GAAP, basis was $1.10 compared to $1.09 in the prior year quarter (both of which exclude restructuring expenses, pension expense, tax related items and other items)

•	The Company purchased 561,000 shares of its common stock for approximately $29.1 million pursuant to a share repurchase program

The accompanying tables provide a reconciliation of actual results to the adjusted results.

The Company believes it is valuable for users of the Company’s financial statements to be made aware of the adjusted financial information, as such measures are used by management to evaluate the operating performance of the Company’s continuing businesses on a comparable basis and to make operating and strategic decisions.  In addition, the Company uses performance targets based, in part, on non-GAAP income from continuing operations and non-GAAP operating income as a component of the measurement of certain employee incentive compensation.

“I am pleased with our first quarter results, where we experienced powerful revenue growth, while we continued to invest in the future of our business,” commented Joe Gromek, Warnaco’s President and Chief Executive Officer.  “SG&A increased 20% compared to the prior year quarter, as we expanded our Calvin Klein business, grew our owned retail (operating an additional 240,000 square feet of retail space compared to the prior year quarter, including approximately 50,000 square feet of new retail opened or acquired this quarter) and successfully implemented our largest product launch ever, ck one.   These investments are expected to drive net revenue growth and translate into strong operating results over the course of the year.”

“In the quarter, our Calvin Klein revenues increased 13%, international revenues were up 19% and we increased our direct-to-consumer revenues 36%, including an 8% increase in comparable store sales,” continued Mr. Gromek. “While first quarter revenues were strong, operating results were impacted by increased expense related to our direct-to-consumer expansion and incremental marketing expense.  All geographies, with the exception of Europe, performed in-line with, or better than, our internal expectations.  In Europe, gross profit was impacted by promotional activity, channel mix and increased product costs, including foreign exchange fluctuations; in addition, SG&A reflected incremental selling expense associated with the approximately 120,000 square feet of new and acquired retail in that region.  Going forward, however, we expect to see positive year over year comparisons in Europe for the balance of fiscal 2011.”

“Strategically, we remain quite bullish on our key initiatives, including maximizing Calvin Klein, expanding globally and growing our direct-to-consumer platform.  And, while we will continue to face the effects of increased product costs, we fully expect to benefit from appropriate price increases and to realize positive operating leverage from our investments, positioning fiscal 2011 for another successful year for Warnaco and its stakeholders,” concluded Mr. Gromek.

Fiscal 2011 Outlook

For fiscal 2011, on an adjusted, non-GAAP basis (excluding restructuring expense and pension expense) and based on recent foreign currency exchange rates:

•	The Company now anticipates net revenues will grow 9% - 11% compared to fiscal 2010 and
•	The Company expects adjusted diluted earnings per share from continuing operations in the range of $3.95 - $4.15.

The Company’s prior guidance was for net revenue growth in the range of 7% - 9% compared to fiscal 2010 and adjusted diluted earnings per share from continuing operations in the range of $3.85 - $4.05.

Schedule 7 of the accompanying tables provides a reconciliation of expected diluted earnings per share from continuing operations, on a GAAP basis and based on 2010 average foreign currency exchange rates, of [$3.59- $3.73] per diluted share (assuming minimal pension expense), to the adjusted fiscal 2011 outlook above.

First Quarter Highlights

Total Company

Net revenues increased 13% to $662.2 million, compared to the prior year period, with all three segments (Sportswear, Intimates and Swimwear) reporting double digit growth.  The Company’s international businesses grew 19% compared to the prior year quarter.  Asia, and Latin America led the growth, each reporting net revenue increases in excess of 30% compared to the prior year quarter.  Direct-to-consumer net revenues grew 36% compared to the prior year quarter, powered by the addition of retail space and an 8% increase in comparable store sales.  The Company’s Heritage (non-Calvin Klein) businesses achieved 11% net revenue growth compared to the prior year quarter, including double digit growth for both Chaps and Speedo, partially offset by a slight drop in Core Intimates.

Gross profit increased 10% to $295.1 million compared to the prior year quarter, and gross margin decreased 80 basis points to 45% of net revenues.  Internationally, higher gross margins in Asia and Latin America, more than offset a decline in European gross margins.  Domestically, increased customer allowances, channel mix and, to a lesser extent, the effects of higher product costs, particularly in the Sportswear segment, pressured gross margins.

SG&A expense increased 20% to $222.6 million compared to the prior year quarter and from 31% of net revenues in 2010 to 34% of net revenue in 2011.  The 220 basis point increase reflects incremental selling and distribution costs in connection with the continued expansion of the Company’s direct-to-consumer business (approximately $24 million), planned investments in marketing (approximately $3 million) and infrastructure investment (approximately $2 million), as well as incremental restructuring expense (approximately $5 million) related to the ongoing integration of the Company’s international and domestic operations.  The effects of fluctuations on foreign currencies resulted in a $4.5 million increase in SG&A expense.

Operating income was $69.7 million, or 10.5% of net revenues, compared to $79.5 million, or 13.5% of net revenues, in the prior year quarter.  And, income from continuing operations was $44.5 million, or $0.98 per diluted share, compared to $48.3 million, or $1.03 per diluted share, in the prior year quarter.

On an adjusted, non-GAAP basis (excluding costs related to restructuring expenses, pension expense, tax related items and other items), income from continuing operations was $ 49.8 million, or $1.10 per diluted share, compared to $51.1 million, or $1.09 per diluted share, in the prior year period.

The effect of fluctuations in foreign currency exchange rates for the quarter increased net revenues by $9.8 million compared to the prior year quarter and had no material effect on income per diluted share from continuing operations.  An additional discussion regarding the effects of fluctuations in foreign currency exchange rates on operating results can be found in the Company’s Form 10-Q, for the quarter ended April 2, 2011, which is being filed with the Securities and Exchange Commission.

Balance Sheet

Cash and cash equivalents at April 2, 2011 were $174.1 million compared to $157.5 million at April 3, 2010 and the Company remained net cash positive (cash net of short and long term debt).  During the quarter, the Company used $29.1 million to purchase 561,000 shares of its common stock.

Inventories were $364.3 million at April 2, 2011 up $97.1 million compared to $267.2 million at April 3, 2010.  The inventory increase consists of approximately $47 million related to the Company’s significant expansion of its direct-to-consumer business (including retail openings planned for the second quarter).  $35 million to support growth in the overall wholesale business, an additional $15 million of inventory in-transit (intended to partially mitigate cost increases).  The total increase in inventory includes $9 million due to the higher cost of product, and $12 million due to fluctuations in foreign currency exchange rates.  The Company remains comfortable with the quality of its inventory and expects a more normalized inventory level as we go into the second half of the year.

Conference Call Information

Stockholders and other persons are invited to listen to the first quarter fiscal 2011 earnings conference call scheduled for today, Thursday, May 5, 2011, at 4:30 p.m. EDT.  To participate in Warnaco’s conference call, dial (877) 692-2592 approximately five minutes prior to the 4:30 p.m. start time.  The call will also be broadcast live over the Internet at www.warnaco.com.  An online archive will be available following the call.

This press release was furnished to the SEC (www.sec.gov) and may also be accessed through the Company’s website: www.warnaco.com.

ABOUT WARNACO

The Warnaco Group, Inc., headquartered in New York, is a leading global apparel company engaged in the business of designing, sourcing, marketing and selling men’s, women’s and children’s sportswear and accessories, swimwear and intimate apparel under such owned and licensed brands as Calvin Klein®, Speedo®, Chaps®, and Warner's® and Olga®.

FORWARD-LOOKING STATEMENTS

The Warnaco Group, Inc. notes that this press release, the conference call scheduled for May 5, 2011 and certain other written, electronic and oral disclosure made by the Company from time to time, may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties and reflect, when made, the Company's estimates, objectives, projections, forecasts, plans, strategies, beliefs, intentions, opportunities and expectations. Actual results may differ materially from anticipated results, targets or expectations and investors are cautioned not to place undue reliance on any forward-looking statements. Statements other than statements of historical fact, including, without limitation, future financial targets, are forward-looking statements. These forward-looking statements may be identified by, among other things, the use of forward-looking language, such as the words "believe," "anticipate," "estimate," "expect," "intend," "may," "project," "scheduled to," "seek," "should," "will be," "will continue," "will likely result," “targeted,” or the negative of those terms, or other similar words and phrases or by discussions of intentions or strategies.

The following factors, among others and in addition to those described in the Company's reports filed with the SEC (including, without limitation, those described under the headings "Risk Factors" and "Statement Regarding Forward-Looking Disclosure," as such disclosure may be modified or supplemented from time to time), could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by it: the Company's ability to execute its repositioning and sale initiatives (including achieving enhanced productivity and profitability) previously announced; deterioration in global or regional or other macro-economic conditions that affect the apparel industry, including the recent turmoil in the financial and credit markets; the Company's failure to anticipate, identify or promptly react to changing trends, styles, or brand preferences; further declines in prices in the apparel industry and other pricing pressures; declining sales resulting from increased competition in the Company’s markets; increases in the prices of raw materials or costs to produce or transport products; events which result in difficulty in procuring or producing the Company's products on a cost-effective basis; the effect of laws and regulations, including those relating to labor, workplace and the environment; possible additional tax liabilities; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; the Company’s ability to protect its intellectual property or the costs incurred by the Company related thereto; the risk of product safety issues, defects or other production problems associated with our products; the Company’s dependence on a limited number of customers; the effects of consolidation in the retail sector; the Company’s dependence on license agreements with third parties including, in particular, its license agreement with CKI, the licensor of the Company’s Calvin Klein brand name; the Company’s dependence on the reputation of its brand names, including, in particular, Calvin Klein; the Company’s exposure to conditions in overseas markets in connection with the Company’s foreign operations and the sourcing of products from foreign third-party vendors; the Company's foreign currency exposure; unanticipated future internal control deficiencies or weaknesses or ineffective disclosure controls and procedures; the effects of fluctuations in the value of investments of the Company’s pension plan; the sufficiency of cash to fund operations, including capital expenditures; the Company recognizing impairment charges for its long-lived assets; uncertainty over the outcome of litigation matters and other proceedings; the Company's ability to service its indebtedness, the effect of changes in interest rates on the Company's indebtedness that is subject to floating interest rates and the limitations imposed on the Company's operating and financial flexibility by the agreements governing the Company's indebtedness; the Company’s dependence on its senior management team and other key personnel; the Company’s reliance on information technology; the limitations on purchases under the Company's share repurchase program contained in the Company's debt instruments, the number of shares that the Company purchases under such program and the prices paid for such shares; the Company’s inability to achieve its financial targets and strategic objectives, as a result of one or more of the factors described above, changes in the assumptions underlying the targets or goals, or otherwise; the inability to successfully implement restructuring and disposition activities; the failure of acquired businesses to generate expected levels of revenues; the failure of the Company to successfully integrate such businesses with its existing businesses (and as a result, not achieving all or a substantial portion of the anticipated benefits of such acquisitions); and such acquired businesses being adversely affected, including by one or more of the factors described above and thereby failing to achieve anticipated revenues and earnings growth.

The Company encourages investors to read the section entitled "Risk Factors" and the discussion of the Company's critical accounting policies under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Discussion of Critical Accounting Policies" included in the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2011, as such discussions may be modified or supplemented by subsequent reports that the Company files with the SEC. The discussion in this press release is not exhaustive but is designed to highlight important factors that may affect actual results. Forward-looking statements speak only as of the date on which they are made, and, except for the Company's ongoing obligation under the U.S. federal securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1
THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, excluding per share amounts)
(Unaudited)

	Three Months Ended
	April 2, 2011	April 3, 2010

Net revenues	$662,161	$588,164
Cost of goods sold	367,023	321,046
Gross profit	295,138	267,118
Selling, general and administrative expenses	222,637	184,973
Amortization of intangible assets	3,159	2,668
Pension expense	(312)	(21)
Operating income	69,654	79,498
Other loss (income)	(644)	1,820
Interest expense	2,696	4,978
Interest income	(746)	(1,006)
Income from continuing operations before provision for income taxes and noncontrolling interest	68,348	73,706
Provision for income taxes	23,816	25,394
Income from continuing operations before noncontrolling interest	44,532	48,312
Loss from discontinued operations, net of taxes	(501)	(337)
Net income	$44,031	$47,975

Basic income per common share:
Income from continuing operations	$1.00	$1.05
Loss from discontinued operations	(0.01)	(0.01)
Net income	$0.99	$1.04

Diluted income per common share:
Income from continuing operations	$0.98	$1.03
Loss from discontinued operations	(0.01)	(0.01)
Net income	$0.97	$1.02

Weighted average number of shares outstanding used in computing income per common share:
Basic	43,891,868	45,418,865
Diluted	44,790,731	46,417,053

 Schedule 2
THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	April 2, 2011	January 1, 2011	April 3, 2010

ASSETS
Current assets:
Cash and cash equivalents	$174,095	$191,227	$157,454
Accounts receivable, net	396,035	318,123	379,971
Inventories	364,320	310,504	267,205
Assets of discontinued operations	108	125	2,013
Other current assets	161,115	158,659	148,129
Total current assets	1,095,673	978,638	954,772
Property, plant and equipment, net	132,829	129,252	122,329
Intangible and other assets	563,068	545,382	532,043
TOTAL ASSETS	$1,791,570	$1,653,272	$1,609,144

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$146,423	$32,172	$162,011
Accounts payable and accrued liabilities	358,396	380,275	304,839
Taxes	31,975	38,219	33,659
Liabilities of discontinued operations	3,660	18,800	8,297
Total current liabilities	540,454	469,466	508,806
Other long-term liabilities	221,890	211,200	201,336
Total stockholders' equity	1,029,226	972,606	899,002

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,791,570	$1,653,272	$1,609,144

CASH AND CASH EQUIVALENTS NET OF DEBT	$27,672	$159,055	$(4,557)

 Schedule 3

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands)
(Unaudited)

Net revenues:	Three Months Ended	Three Months Ended	Increase /	%	Constant $
	April 2, 2011	April 3, 2010	(Decrease)	Change	% Change (a)
Sportswear Group	$339,471	$306,346	$33,125	10.8%	8.9%
Intimate Apparel Group	220,994	193,942	27,052	13.9%	12.3%
Swimwear Group	101,696	87,876	13,820	15.7%	14.7%
Net revenues	$662,161	$588,164	$73,997	12.6%	10.9%

	Three Months Ended	% of Group	Three Months Ended	% of Group
	April 2, 2011	Net Revenues	April 3, 2010	Net Revenues
Operating income (loss):
Sportswear Group (b), (c)	$38,600	11.4%	$49,246	16.1%
Intimate Apparel Group (b), (c)	30,537	13.8%	32,756	16.9%
Swimwear Group (b), (c)	14,068	13.8%	11,961	13.6%
Unallocated corporate expenses (b), (c)	(13,551)	na	(14,465)	na
Operating income	$69,654	na	$79,498	na

Operating income as a percentage of total net revenues	10.5%		13.5%

(a) Reflects the percentage increase (decrease) in net revenues for the Three Months Ended April 2, 2011, compared to the Three Months Ended April 3, 2010, assuming foreign based net revenues for the Three Months Ended April 2, 2011 are translated into U.S. dollars using the same foreign currency exchange rates that were used in the calculation of net revenues for the Three Months Ended April 3, 2010. See Schedule 6a.

(b) Amounts related to certain shared services expenses incurred in the U.S. during the Three Months Ended April 3, 2010 have been reclassified to the international operating units and reclassified within the U.S operating units resulting in a decrease (increase) in operating income of the Sportswear Group ($1,696), Intimate Apparel Group ($862), Swimwear Group (($76)) and Unallocated corporate expenses (($2,482)) in order to conform to the current period presentation. Shared services expenses included in the operating income of the business groups are as follows:

	Three Months Ended April 2, 2011	Three Months Ended April 3, 2010
Sportswear Group	$6,873	$6,891
Intimate Apparel Group	$4,709	$4,787
Swimwear Group	$2,790	$2,496

(c) Includes restructuring charges as follows:

	Three Months Ended April 2, 2011	Three Months Ended April 3, 2010
Sportswear Group	$1,650	$(107)
Intimate Apparel Group	1,443	(47)
Swimwear Group	3,078	269
Unallocated corporate expenses	318	844
	$6,489	$959

Schedule 4

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY REGION
(Dollars in thousands)
(Unaudited)

By Region:	Net Revenues
	Three Months Ended April 2, 2011	Three Months Ended April 3, 2010	Increase / (Decrease)	% Change	Constant $ % Change (a)
United States	$285,143	$270,750	$14,393	5.3%	5.3%
Europe	168,469	157,302	11,167	7.1%	6.8%
Asia	126,776	97,073	29,703	30.6%	26.5%
Mexico, Central and South America	51,718	37,543	14,175	37.8%	28.3%
Canada	30,055	25,496	4,559	17.9%	10.8%
Total	$662,161	$588,164	$73,997	12.6%	10.9%

	Operating Income
	Three Months Ended April 2, 2011	Three Months Ended April 3, 2010 (b)	Increase / (Decrease)	% Change
United States	$42,110	$46,827	$(4,717)	-10.1%
Europe	5,576	20,876	(15,300)	-73.3%
Asia	26,442	18,290	8,152	44.6%
Mexico, Central and South America	6,942	5,440	1,502	27.6%
Canada	2,135	2,530	(395)	-15.6%
Unallocated corporate expenses	(13,551)	(14,465)	914	-6.3%
Total	$69,654	$79,498	$(9,844)	-12.4%

(a) Reflects the percentage increase (decrease) in net revenues for the Three Months Ended April 2, 2011, compared to the Three Months Ended April 3, 2010, assuming foreign based net revenues for the Three Months Ended April 2, 2011 are translated into U.S. dollars using the same foreign currency exchange rates that were used in the calculation of net revenues for the Three Months Ended April 3, 2010. See schedule 6a.

(b)  In order to conform to the current period presentation of operating income, amounts related to certain shared services expenses incurred in the U.S. for the Three Months Ended April 3, 2010 have been reclassified to the international operating units.

 Schedule 5

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY CHANNEL
(Dollars in thousands)
(Unaudited)

By Channel:	Net Revenues
	Three Months Ended April 2, 2011		Three Months Ended April 3, 2010		Increase / (Decrease)	% Change
Wholesale	$494,084		$464,112		$29,972	6.5%
Retail	168,077		124,052		44,025	35.5%
Total	$662,161		$588,164		$73,997	12.6%

	Operating Income
	Three Months Ended April 2, 2011	% of Net Revenues	Three Months Ended April 3, 2010	% of Net Revenues	Increase / (Decrease)	% Change
Wholesale (a)	$75,671	15.3%	$85,903	18.5%	$(10,232)	-11.9%
Retail (a)	7,534	4.5%	8,060	6.5%	(526)	-6.5%
Unallocated corporate expenses	(13,551)	na	(14,465)	na	914	-6.3%
Total	$69,654	10.5%	$79,498	13.5%	$(9,844)	-12.4%

(a) For the Three Months Ended April 2, 2011 and Three Months Ended April 3, 2010, wholesale operating income includes an intercompany profit of $10,487 and $5,770, respectively, related to certain inventories sold by the retail business to end consumers.  Conversely, for the Three Months Ended April 2, 2011 and Three Months Ended April 3, 2010, retail operating income includes an intercompany charge of $10,487 and $5,770, respectively, related to these inventories.

 Schedule 6
THE WARNACO GROUP, INC.

NON-GAAP MEASURES
(Dollars in thousands, excluding per share amounts)
(Unaudited)

The Company’s reported financial results are presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The reported operating income, income from continuing operations and diluted earnings per share from continuing operations reflect certain items which affect the comparability of those reported results. Those financial results are also presented on a non-GAAP basis, as defined by Regulation S-K section 10(e) issued by the Securities and Exchange Commission to exclude the effect of these items. The Company’s computation of these non-GAAP measures may vary from others in its industry. These non-GAAP financial measures are not intended to be, and should not be, considered in isolation from or as a substitute for the most directly comparable GAAP financial measure to which they are reconciled, as presented in the following table:

	Three Months Ended
	April 2, 2011	April 3, 2010
	(Dollars in thousands, except per share amounts)

Operating income, as reported (GAAP)	$69,654	$79,498
Restructuring charges and pension (a)	6,177	938
Operating income, as adjusted (non-GAAP) (d)	$75,831	$80,436

Income from continuing operations, as reported (GAAP)	$44,532	$48,312
Restructuring charges and pension, net of income tax (a)	4,121	481
Costs related to the redemption of debt, net of income tax (b)	-	1,015
Taxation (c)	1,130	1,337
Income from continuing operations, as adjusted (non-GAAP) (d)	$49,783	$51,145

Diluted earnings per share from continuing operations, as reported (GAAP)	$0.98	$1.03
Restructuring and other exit costs, net of income tax	0.09	0.01
Costs related to the redemption of debt, net of income tax	-	0.02
Taxation	0.03	0.03
Diluted earnings per share from continuing operations, as adjusted (non-GAAP) (d)	$1.10	$1.09

a)This adjustment seeks to present operating income, income from continuing operations and diluted earnings per share from continuing operations for the Three Months Ended April 2, 2011 and April 3, 2010, respectively, without the effects of restructuring charges and other exit costs ($6,489 and $959, on a pre-tax basis, for the Three Months Ended April 2, 2011 and the Three Months Ended April 3, 2010, respectively) and pension income ($312 and $21, on a pre-tax basis, for the Three Months Ended April 2, 2011 and the Three Months Ended April 3, 2010, respectively). The income tax rates used to compute the income tax effect related to this adjustment correspond to the local statutory tax rates of the reporting entities that incurred the restructuring and other exit costs and recognized pension income.

b) This adjustment seeks to present income from continuing operations and diluted earnings per share from continuing operations without the effect of a charge as shown in the table above related to the repurchase of a portion of its Senior Notes during the Three Months Ended April 3, 2010. The income tax rates used to compute the income tax effect related to this adjustment correspond to the statutory tax rates in the United States.

c)  For the Three Months Ended April 2, 2011 and Three Months Ended April 3, 2010, this adjustment reflects an additional amount required in order to present income from continuing operations and diluted earnings per share from adjusted (non-GAAP) income from continuing operations at the Company’s forecasted normalized tax rates for Fiscal 2011 (33.2%) and Fiscal 2010 (33.0%), respectively. The Company’s forecasted normalized tax rates for both Fiscal 2011 and Fiscal 2010 excludes the affects of restructuring charges, pension income and certain tax adjustments related to either changes in estimates in prior period tax provisions or adjustments for certain discrete tax items. Adjustments for discrete items reflect the federal, state and foreign tax effects related to: 1) income taxes associated with legal entity reorganizations and restructurings; 2) tax provision or benefit resulting from statute expirations or the finalization of income tax examinations; and 3) other adjustments not considered part of the Company's core business activities.  In addition, the Company’s estimate of its normalized tax rate for Fiscal 2010 excludes the affect of costs related to the redemption of debt.

d) The Company believes it is valuable for users of its financial statements to be made aware of the non-GAAP financial information, as such measures are used by management to evaluate the operating performance of the Company's continuing businesses on a comparable basis and to make operating and strategic decisions. Such non-GAAP measures will also enhance users' ability to analyze trends in the Company's business. In addition, the Company uses performance targets based on non-GAAP operating income and diluted earnings per share as a component of the measurement of incentive compensation.

Schedule 6a

THE WARNACO GROUP, INC.
SUPPLEMENTAL SCHEDULE
NET REVENUES ON A CONSTANT CURRENCY BASIS
(Dollars in thousands)
(Unaudited)

Warnaco Group is a global company that reports financial information in U.S. dollars in accordance with GAAP.  Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues into U.S. dollars.  These rate fluctuations can have a significant effect on reported operating results.  As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure.  The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of changes in foreign currency translation rates.  Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in the Company's businesses.

These constant currency performance measures should be viewed in addition to, and not in isolation from, or as a substitute to, the Company's operating performance measures calculated in accordance with GAAP.  The constant currency information presented in the following table may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended April 2, 2011
	GAAP	Impact of Foreign	Non-GAAP*
	As Reported	Currency Exchange	Constant Currency
By Segment:
Sportswear Group	$339,471	$5,772	$333,699
Intimate Apparel Group	220,994	3,179	217,815
Swimwear Group	101,696	882	100,814
Net revenues	$662,161	$9,833	$652,328

By Region:
United States	$285,143	$-	$285,143
Europe	168,469	438	168,031
Asia	126,776	4,023	122,753
Mexico, Central and South America	51,718	3,562	48,156
Canada	30,055	1,810	28,245
Total	$662,161	$9,833	$652,328

* To calculate the increase in segment revenues on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

 Schedule 7

THE WARNACO GROUP, INC.
SUPPLEMENTAL SCHEDULE - FISCAL 2011 OUTLOOK
(Unaudited)

NET REVENUE GUIDANCE	Percentages

Estimated increase in net revenues in Fiscal 2011 compared to comparable Fiscal 2010 levels.	9.00%	to	11.00%

EARNINGS PER SHARE GUIDANCE	U.S. Dollars
Diluted Income per common share from continuing operations
GAAP basis (assuming minimal pension expense / income)	$3.59	to	$3.73
Restructuring charges (a)	0.36	to	0.42
As adjusted (Non-GAAP basis) (b)	$3.95	to	$4.15

(a)
Reflects between $16 million to $19 million of estimated restructuring charges (net of an income tax benefit of between $6 million and $7 million) primarily related to the expected consolidation of certain international operations in Fiscal 2011.

(b)
The Company believes it is useful for users of its financial statements to be made aware of the "As Adjusted" (non-GAAP) forecasted diluted income per common share from continuing operations as this is one of the measures used by management to evaluate the operating performance of the Company's continuing businesses on a comparable basis. The Company believes that this non-GAAP measure will also enhance users’ ability to analyze trends in the Company’s business. In addition, the Company uses performance targets based, in part, on this non-GAAP measure as a component of the measurement of employee incentive compensation. Management does not, nor should investors, consider this non-GAAP financial measure in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.